Exhibit 10.60

MASTER STUDY AGREEMENT

This Master Study Agreement (“Agreement”) is made as of this 4th day of December, 2000 (the “Effective Date”), by and between Biomedical Research Models, Inc. (BRM) a Massachusetts Corporation having a place of business at 10 New Bond Street, Worcester, MA 01606 and Advanced Cell Technology, Inc. a Delaware corporation, having principal offices at One Innovation Drive, Worcester, MA (hereinafter Advanced Cell Technology) (Advanced Cell Technology and BRM sometimes collectively referred to herein as the “parties”).

WHEREAS, BRM has certain research expertise in the area of developing and producing proprietary inbred and congenie rodent models of human disease, and provides contract research services related thereto; and

WHEREAS, Advanced Cell Technology is conducting certain research, and is the owner of proprietary technologies, in the area of nuclear transfer, cloning of non-human mammals and human therapeutic cloning, and

WHEREAS, Advanced Cell Technology desires to engage BRM to provide certain research services; and

WHEREAS, BRM desires to provide such services for Advanced Cell Technology in accordance with the terms and conditions of the Agreement and “Individual Study Agreements”;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.            Protocols and Individual Study Agreements (ISA)

In the event Advanced Cell Technology desires BRM to perform research services, the parties shall negotiate and finalize “Individual Study Agreements” (each an “ISA”). Each ISA will include a budget, scientific protocol and/or a scope of work (including a detailed description of the research to be performed), a timeline in which the research will be completed, and fees for the search and payment terms thereof. No research work will begin or be considered in progress until a signed ISA is approved by the authorized business official for the respective organizations. The authorized official for BRM is Dennis L. Guberski. The authorized official for Advanced Cell Technology is Jose Cibelli, Ph.D., Vice President of Research.

2.            Modifications in Protocols and Authorized Officials

If following the execution of an ISA a significant change or supplement to the protocol, or scope of work is warranted, such change shall be made by a written notification or change order (each a “Change Order”) mutually agreed upon and signed by the parties prior to the implementation of the change. If the approved change results in additional costs an estimate will be prepared by BRM for approval by Advanced Cell Technology. This approval is a commitment of additional funds to the project.

3.             Performance

BRM shall conduct the studies, perform research and prepare reports as required by this Agreement and any applicable ISA (including the protocols and/or scope of work included therewith and any Change Orders thereto). BRM will utilize due care in accordance with the ISA and general prevailing industry standards. BRM shall adhere to schedules and any approved amendments to schedules that are included with or incorporated into each ISA.

4.             Study Monitoring and Authorized Representative

An authorized representative may be appointed by BRM and Advanced Cell Technology to facilitate communications between the respective businesses. The authorized representative for BRM is Edward H, Kislauskis, Ph.D, Vice President. The authorized representative for Advanced Cell Technology is Jose Cibelli, Ph.D., Vice President of Research for Advanced Cell Technology. These authorized representatives through their staffs will oversee the day to day operation of the research programs and will serve as the contact points to resolve differences and/or to clarify protocols.

5.             OLAW and IACUC

Advanced Cell Technology acknowledges that BRM maintains a federally and state licensed facility. Further, Advanced Cell Technology agrees that protocols must be in compliance with the NIH Office for the Laboratory and Animal Welfare as administered through BRM’s local Institutional Animal Care and Use Committee (IACUC). BRM agrees to provide Advanced Cell Technology with such information regarding BRM’s compliance therewith as is reasonably requested by Advanced Cell Technology.

6.             Periodic Meetings; Reports; Data

During the term of this Agreement and any ISA, the authorized representatives of the parties, and if necessary their staff(s), shall meet as required by the ISA to discuss the progress of the research then being performed by BRM. BRM shall advise Advanced Cell Technology of the results of such research and, at monthly intervals or in accordance with the terms of the ISA, provide Advanced Cell Technology with written progress reports concerning the research. Unless otherwise stated in the protocol or ISA, a progress/final report setting forth the results achieved under and pursuant to the research shall be submitted by BRM to Advanced Cell Technology within sixty (60) days after the termination of the subject research project. Such final research report shall include a complete summary of the research carried out and detailed experimental protocols of the research performed in the course of the research. BRM shall, throughout the term of this Agreement and any ISA, and upon delivery of any final research report, provide to Advanced Cell Technology all data and other information generated or prepared during any research or study performed under the terms of this Agreement or any ISA and any Change Order thereto, including without limitation, all raw data obtained as a result of studies conducted in the course of the research and changes in the experimental procedures as described in the ISA.

7.             Materials

The parties acknowledge and agree that in connection with performing research under an ISA, Advanced Cell Technology may deliver to BRM certain materials, including without limitation, slides, tissues, cells or other specimens (collectively, “Materials”), to be used by BRM in connection with performing the subject research. All materials must be accompanied by a written disclosure that shall detail hazardous qualities of the Materials and otherwise be in compliance with NIOSH and OSHA regulations. Advanced Cell Technology shall deliver such Materials at its sole cost and expense. BRM acknowledges and agrees that all title and intellectual property rights in the Materials are and shall be owned by Advanced Cell Technology. Unless Advanced Cell Technology shall otherwise give prior written consent, BRM shall not use the Materials for any purposes other than to conduct the research as described in the applicable ISA. Any other uses of the Materials by BRM shall be strictly prohibited. In no event, may BRM provide any such Materials to any other persons or entities without Advanced Cell Technology’s prior written consent. BRM shall not use or acquire for use any third party materials, directly or indirectly, in any research that is the subject of an ISA if the use of such materials would provide such third party with any rights in any inventions or other intellectual property.

8.             Information

BRM acknowledges that during the term of this Agreement and any ISA, it may receive from Advanced Cell Technology certain information which may include technical information and data, notebooks, products, inventions, product design information, trade secrets, patents and patent applications, processes, and unpublished research results, business plans, financial information, schedules, test marketing data, marketing plans, computer programs and listings, and other plans, data and information, including without limitation, information relating to proprietary technologies enabling the genetic manipulation of cells to produce cloned transgenic animals for applications in cell transplant therapy, organ transplantation and pharmaceutical protein production, all of which will be proprietary and confidential information (hereinafter referred to as “Confidential Information”) of Advanced Cell Technology. BRM acknowledges and agrees that all title and intellectual property rights in such Confidential Information are and shall be owned by Advanced Cell Technology, and BRM agrees to maintain the confidentiality of such Confidential Information in accordance with the terms of this Agreement and any ISA.

9.            Confidentiality and Publications

Except as otherwise stated BRM, its employees, agents and consultants shall, during the course of any negotiation, and during the term of this Agreement or any ISA and thereafter, maintain in strict confidence all Confidential Information and all Research Results and any other information, data and work produced, generated or prepared by BRM during the course of an ISA, except that BRM may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the performance of the subject research. BRM further agrees that it shall (i) implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the Confidential Information; (ii) use all Confidential Information solely for the performance of the subject research; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the performance of such Research, with all such reproductions being considered Confidential Information. Without limiting the foregoing, BRM shall protect the Confidential Information using at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event less than reasonable care.

Upon the expiration or termination of this Agreement, or at the request of Advanced Cell Technology at any time, BRM shall return to Advanced Cell Technology all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of BRM, except that BRM may retain one copy of the Confidential Information for its business records.

BRM acknowledges and agrees that any breach of the confidentiality obligations imposed herein may constitute immediate and irreparable harm to Advanced Cell Technology and/or its successors and assigns, which cannot adequately and fully be compensated by money damages and may warrant, in addition to all other rights and remedies afforded by law, injunctive relief, specific performance and/or other equitable relief. Advanced Cell Technology’s rights and remedies hereunder are cumulative and not exclusive. Advanced Cell Technology may also be entitled to receive from BRM the costs of enforcing this paragraph, including reasonable attorneys’ fees.

BRM will not be responsible for any Confidential Information which: (a) at the time of disclosure by Advanced Cell Technology was already known to BRM; (b) at the time of disclosure is generally available to the public or hereinafter becomes generally available or known to the public through no act or fault on the part of BRM; (c) was received by BRM from a third party not having obligations of confidentiality to Advanced Celt Technology as evidenced by BRM’s written records; or (d) BRM is required by law, regulation or other act of authority to disclose such information. In the event that BRM is required by judicial or administrative process to disclose Confidential Information, BRM shall (i) use its best efforts, at the expense of Advanced Cell Technology, to secure confidential treatment of the Confidential Information to be disclosed, and (ii) promptly notify Advanced Cell Technology so that Advanced Cell Technology may, if permitted by law, oppose such process.

BRM agrees that it shall not publish the results of any research or study performed under this Agreement or any ISA without the prior written permission of Advanced Cell Technology.

10.          Ownership of Research Results and Intellectual Property

All information and data collected, generated or prepared during any research or study carried out under the terms of this Agreement or any ISA and any Change Orders thereto, and all pertinent discoveries, inventions, improvements, new uses, processes, substances or developments arising out of such research or study (such information, data, discoveries, inventions, improvements, new uses, processes, substances or developments collectively referred to herein as the “Research Results”) are and shall be the sole property of Advanced Cell Technology. BRM hereby agrees to assign, and hereby does assign, all such rights, title and interest in the Research Results to Advanced Cell Technology. BRM shall promptly disclose to Advanced Cell Technology, in writing and under terms of the confidentiality obligations set forth in Section 9 of this Agreement, the Research Results. BRM agrees to fully cooperate with Advanced Cell Technology, at the expense of Advanced Cell Technology, in the protection and enforcement of any intellectual property rights that may derive as a result of the Research Results. Such cooperation shall include executing, acknowledging, and delivering to Advanced Cell Technology all documents or papers that may be necessary to enable Advanced Cell Technology to publish or protect said Research Results and any intellectual property associated therewith. Specialized procedures related/developed for, or used to validate aspects of any BRM animal model system(s), remain(s) the property of BRM Inc. BRM grants Advanced Cell Technology the right to use these technologies for their own internal research purposes.

11.         Obligations

BRM shall perform all work in a professional, diligent, safe and careful manner in accordance with the law, the protocols, this Agreement, and any applicable ISA. BRM shall accurately report the resulting data in a manner as detailed in Section 6 of this Agreement. Advanced Cell Technology personnel working at BRM shall work in a diligent, safe and careful manner in accordance with the law. Further, Advanced Cell Technology personnel shall comply with the specific instructions from BRM supervisory staff (to be identified for each individual study) regarding compliance with barrier protocols and other study specific standard operating procedures, which barrier protocols and standard operating procedures shall be set forth in the applicable ISA or a schedule thereto.

12.         Representations and Warranties

Each party warrants and represents to the other that it has the legal rights and power to enter into this Agreement and the ISAs and Change Orders thereto, that the execution of, and performance of the efforts contemplated by, this Agreement and the ISAs and Change Orders thereto will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, any agreement to which it is a party or by which it is bound, and that any necessary or appropriate consents or approvals have been obtained. Each party further represents to the other that it is not aware of any legal obstacles, including patent rights of others, which could prevent either party from carrying out the provisions of this Agreement. During the term of this Agreement and any ISA, BRM and Advanced Cell Technology shall not knowingly enter into any collaboration or other agreement arrangement, take any action, or fail to take any action that would cause those representations and warranties to be breached.

BRM makes no representations or warranties, express or implied, concerning the merchantability, or fitness for a particular purpose, of the Research Results.

The Materials furnished to BRM by Advanced Cell Technology under his Agreement and any ISA are provided for experimental purposes and may have hazardous properties. Advanced Cell Technology warrants that the Materials furnished to BRM by Advanced Cell Technology under this Agreement will, at the time of delivery of the Materials to BRM, comply with all NIOSH and OSHA regulations that apply to such Materials. EXCEPT FOR THE FOREGOING LIMITED WARRANTY, ADVANCED CELL TECHNOLOGY MAKES NO OTHER REPRESENTATIONS, AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, OR OF NONINFRINGEMENT WITH RESPECT TO ANY SUCH MATERIALS.

Advanced Cell Technology and BRM each represents to the other that it is duly incorporated or organized and validly existing as a corporation, in good standing under the laws of its jurisdiction.

13.          Indemnification and Limitation of Liability

Advanced Cell Technology agrees, upon receipt of prompt notice and opportunity to defend, to indemnify and hold BRM harmless, and hereby forever releases and discharges BRM from and against any and all third party claims, demands, liabilities, damages, and expenses (including attorney’s fees) arising out of or relating to (i) a breach by Advanced Cell Technology of any of its obligations, representations or warranties hereunder, (ii) Advanced Cell Technology’s development and subsequent sale of the technology developed under this Agreement, (iii) the use, storage, or disposal of the Materials by Advanced Cell Technology, except to the extent caused by the recklessness or willful misconduct of BRM, or (iv) the infringement of third party intellectual property rights caused by BRM’s use of the Materials in accordance with the terms of this Agreement.

BRM agrees, upon receipt of prompt notice and opportunity to defend, to indemnify and hold Advanced Cell Technology harmless, and hereby forever releases and discharges Advanced Cell Technology from and against any and all third party claims, demands, liabilities, damages, and expenses (including attorney’s fees) arising out of or relating to (i) a breach by BRM of any of its obligations, representations or warranties hereunder, (ii) the negligence of BRM in connection with the research or other work performed by BRM during the term of this Agreement and any ISA, or (iii) the use, storage, or disposal of the Materials by BRM, except to the extent caused by the recklessness or willful misconduct of Advanced Cell Technology.

Each party shall give the other party prompt notice of any claim for which indemnification under this Section 13 is or may be applicable and will cooperate with the indemnifying party in the defense or settlement of such claim at the indemnifying party’s expense. The indemnifying party shall be required to provide and be entitled to control the defense of any claim covered hereunder (including the right to settle it at the sole discretion of the indemnifying party) with counsel reasonably satisfactory to the other party which may, at its own expense, participate in the defense of any claim after the indemnifying party assumes control of the defense thereof. The indemnification obligations in this Section 13 shall not apply to amounts paid in settlement of such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The failure of the indemnified party to deliver notice to the indemnifying party promptly after the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 13, but the failure to promptly deliver notice to the indemnifying party will not relieve it of any liability that it may have to the indemnified party other than under this Section 13.

EXCEPT FOR ANY LIABILITY UNDER SECTIONS 9 (CONFIDENTIALITY) AND 13 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY (OR ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS) BE LIABLE FOR ANY SPECIAL, INDIRECT, RELIANCE, INCIDENTAL, EXEMPLARY, PUNITIVE, COVER, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS AND GOODWILL, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, REGARDLESS OF THE THEORY OF LIABILITY.

14.          Term and Termination

The term of this Master Study Agreement shall commence with the date of the last party’s signature and will continue thereafter for a period of three (3) years unless otherwise agreed to by the parties in writing. Either party may terminate this Agreement by providing at least 90 days written notice to the other party, provided however that the terms of this Agreement shall continue to apply to any research or study initiated pursuant to an ISA executed prior to the termination date of this Agreement.

Advanced Cell Technology has the right to curtail or terminate a study at any time by giving a 30 day written notice to BRM. The written notice shall set forth the termination procedures as they apply to the disposition of the animals, study samples and data collection. Advanced Cell Technology will be responsible for charges incurred during this phased shutdown of the study or protocol.

The obligations and provisions in paragraphs 7-13 shall survive the termination or expiration of this Agreement. Termination of this Agreement shall not relieve either party from any obligation to the other in respect of appropriate reporting of any data obtained prior to termination and reasonable compensation for services performed prior to termination.

15.          Compensation

Costs and payment schedules for research or other services performed under this Agreement and any ISAs shall be mutually agreed upon by the parties and set forth in the applicable ISA. Advanced Cell Technology agrees to pay additional costs including collection fees and interest if payment receipt is withheld; provided, however, that Advanced Cell Technology shall not be obligated to pay such additional costs for any unpaid amounts contested by Advanced Cell Technology. Billings shall be made against the applicable ISA and not this Agreement.

16.          Compliance with the Law

In the performance of this Agreement Advanced Cell Technology and BRM agree that each will comply fully with all applicable federal, state, and local law, ordinances, rules and regulations.

17.          Independent Contractor

Nothing contained in this Agreement shall be construed to constitute BRM as a partner, employee or agent of Advanced Cell Technology. BRM shall have no authority to bind or act on behalf of Advanced Cell Technology. Nothing contained in this Agreement shall be construed to constitute Advanced Cell Technology as a partner, employee or agent of BRM. Advanced Cell Technology shall have no authority to bind or act on behalf of BRM.

18.          Force Majeure

A party shall be excused from performing its obligations under this Agreement only to the extent that its performance is delayed or prevented by acts of God, fire, explosion, war, riots, strikes, law or other cause (except financial) that is unforeseeable and beyond a party’s control. A time of performance that falls under a period of excused performance shall be deferred for a period equal to the period of excused performance.

19.          Insurance

Advanced Cell Technology and BRM shall each secure and maintain in full force and effect throughout the performance of any research or study carried out under this Agreement or any ISA insurance that is reasonably adequate to fulfill any potential liability to each other hereunder. Each party shall provide the other, upon request, with written evidence of such insurance.

20.          Assignment

This Agreement shall not be assigned by either party without the written consent of the other party, except that either party may assign this Agreement and any ISA to an affiliate, or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

21.          Amendment and Waiver

This Agreement may be amended or modified only by written agreement signed by Advanced Cell Technology and BRM. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

22.          Notice

All notices to be given as required in this Agreement shall be in writing and shall be delivered personally, sent by facsimile and followed by a telephone conversation with or voice mail message for the party indicated below or sent by overnight carrier or in the United States mail certified, return receipt requested to the parties at the address set forth below:

Dennis L. Guberski	Michael D. West, Ph.D.
President, BRM, Inc.	President & CEO, Advanced Cell Technology, Inc.
10 New Bond Street	One Innovation Drive
Worcester, MA 01606	Worcester, MA 01605

23.          Choice of Law

This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its choice of law principles.

24.          Severability

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives, effective as of the date first written above.

BIOMEDICAL RESEARCH MODELS, INC.

By:	/s/ Dennis L. Guberski
Dennis L. Guberski
President

Date:	12/4/2000

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Michael D. West
Michael D. West, Ph.D.
President & Chief Executive Officer

Date:	12-7-00